Exhibit 10.7

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

BY AND AMONG

PAR PACIFIC HOLDINGS, INC.

AND

THE PURCHASERS NAMED HEREIN

(cont’d)

(cont’d)

(cont’d)

Page

Schedules and Exhibits:

Schedule 2.1 Purchasers, Commitment Fees and Notes Purchase Price

Exhibit A – Registration Rights Agreement
Exhibit B – Form of Note
Exhibit C – Secretary’s Certificate
Exhibit D-1 – Cross Receipt (Company)
Exhibit D-2 – Cross Receipt (Purchaser)

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of July 14, 2016 (this “Agreement”), by and among PAR PACIFIC HOLDINGS, INC., a Delaware corporation (the “Company”), and each of the purchasers named in Schedule 2.1 to this Agreement (each such purchaser a “Purchaser” and, collectively, the “Purchasers”);

WHEREAS, on June 14, 2016, Par Wyoming, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company (“Par Wyoming”), entered into the Acquisition Agreement to purchase all of the issued and outstanding units representing membership interests in Hermes Consolidated, LLC, a Delaware limited liability company (d/b/a Wyoming Refining Company) (the “Acquisition”);

WHEREAS, the Company desires to finance a portion of the Acquisition by conducting a registered pro rata transferrable subscription rights offering for shares of its Common Stock (the “Rights Offering”) to raise an aggregate amount of approximately $50,000,000, which Rights Offering is intended to commence as soon as practicable after the Registration Statement 333-21207 (the “Rights Offering Registration Statement”) previously filed with the Commission is declared effective;

WHEREAS, on June 14, 2016, the Company and each of the Purchasers entered into that certain bridge notes commitment letter (the “Bridge Notes Commitment Letter”) whereby the Purchasers offered the Company their several and not joint binding commitment and agreement to purchase up to an aggregate of $52,500,000 in principal amount of 2.50% Convertible Subordinated Bridge Notes due 90 days following issuance (each, a “Note” and, collectively, the “Notes”) to provide the Company with $50,000,000 of net proceeds to finance a portion of the purchase price for the Acquisition pending the closing of the Rights Offering;

WHEREAS, the commitment has subsequently been revised to $52,631,580 to accurately calculate the amount of Commitment Fees payable in order to provide the Company with $50,000,000 of net proceeds to finance a portion of the purchase price for the Acquisition;

WHEREAS, it is a condition to the obligations of the Purchasers and the Company under this Agreement that all closing conditions (other than the payment of the purchase price) required to consummate the Acquisition have been satisfied or waived, and the parties to the Acquisition Agreement are prepared to consummate the Acquisition substantially on the terms set forth therein contemporaneously with the consummation of the transactions contemplated under this Agreement; and

WHEREAS, contemporaneous with the consummation of the transactions contemplated under this Agreement, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act and applicable state securities Laws.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“2012 Long Term Incentive Plan” means the Par Petroleum Corporation 2012 Long Term Incentive Plan, as amended and restated effective as of February 16, 2016.

“2012 Registration Rights Agreement” shall have the meaning specified in Section 3.22.

“2013 Registration Rights Agreement” shall have the meaning specified in Section 3.22.

“Acquisition” shall have the meaning specified in the recitals.

“Acquisition Agreement” means that certain Unit Purchase Agreement, dated June 14, 2016, by and among Par Wyoming, Black Elk Refining, LLC, a Delaware limited liability company and, solely for certain limited purposes set forth in the Unit Purchase Agreement, the Company.

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Allocation Agreement” means that certain Allocation Agreement among Remaining Emergence 5% Shareholders, dated as of November 10, 2014.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors as now or hereinafter constituted.

“Bridge Notes Commitment Letter” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in Houston, Texas or New York, New York.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Fee” means the fee earned by each Purchaser upon execution of the Bridge Notes Commitment Letter equal to 5.0% of its respective “Principal Amount of Notes” set forth on Schedule 2.1 and set forth under the heading “Commitment Fee” on Schedule 2.1, which shall be payable to such Purchaser in the form of a reduction to the Notes Purchase Price payable by such Purchaser to the Company at the Closing. For the avoidance of doubt, the Commitment Fee was earned upon execution of the Bridge Notes Commitment Letter and applies to the Principal Amount of the Notes as revised in this Agreement.

“Common Stock” means the common stock, $0.01 par value, of the Company.

“Company” shall have the meaning specified in the introductory paragraph.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company Financial Statements” shall have the meaning specified in Section 3.3.

“Company Indemnitee” shall have the meaning specified in Section 8.2.

“Company Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to and do not have a material disproportionate impact on the Company and its Subsidiaries but also affect other Persons who participate in or are engaged in the lines of business of which the Company and its Subsidiaries participate or are engaged, (ii) the ability of the Company and its Subsidiaries, taken as a whole, to carry out their businesses as of the date of this Agreement, (iii) the legality, validity or enforceability of any Transaction Document or (iv) the ability of the Company to consummate the transactions, or perform its obligations, under any Transaction Document on a timely basis.

“Company SEC Documents” shall have the meaning specified in Section 3.3.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry.

“Custodian” means any receiver, trustee, assignee, liquidator, sequester or similar official under any Bankruptcy Law.

“Disqualification Event” shall have the meaning specified in Section 3.10.

“Escrow Protection Mechanisms” shall have the meaning specified in Section 3.2(d).

“Event of Default” shall have the meaning specified in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Existing Convertible Notes” means the Company’s 5.00% Convertible Senior Notes due 2021 issued pursuant to the Existing Convertible Notes Indenture.

“Existing Convertible Notes Indenture” means that certain indenture relating to the Existing Convertible Notes, dated as of June 21, 2016, by and between the Company and Wilmington Trust, National Association, as trustee, as the same may be amended from time to time in accordance with the terms thereof.

“Extended Maturity Date” shall have the meaning specified in the Notes.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time; provided, however, that for purposes of the Company Financial Statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of the Company Financial Statements.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities, stock exchanges and self regulatory organizations that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, its Subsidiaries or any of their Property or any of the Purchasers.

“Highbridge” shall have the meaning specified in Section 3.24.

“Holder” means a Purchaser or any subsequent transferee who is a registered holder of the Notes.

“Institutional Accredited Investor” means an institutional “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act.

“Law” or “Laws” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Losses” shall have the meaning specified in Section 8.1.

“Maturity Date” shall have the meaning specified in the Notes.

“Money Laundering Laws” shall have the meaning specified in Section 3.19.

“Note” and “Notes” shall have the meaning specified in the recitals.

“Note Obligations” means (a) all principal of, and interest on or in respect of (including, without limitation, any interest which accrues after the commencement of any proceeding under any Bankruptcy Law with respect to any of the Company, whether or not allowed or allowable as a claim in any such proceeding), the Notes, and (b) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by the Company to the Holders (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Bankruptcy Law with respect to the Company, whether or not allowed or allowable as a claim in any such proceeding, and any enforcement or other costs incurred or associated with the Notes) pursuant to this Agreement or the Notes.

“Notes Purchase Price” shall have the meaning specified in Section 2.1.

“Notes Register” shall have the meaning specified in Section 9.1.

“Organizational Documents” means, as the context requires, (i) the Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on October 20, 2015, and the Second Amended and Restated Bylaws of the Company, each as amended to date, and/or (ii) the certificate of incorporation and bylaws or other equivalent documents of the Company’s Subsidiaries, as amended to date.

“Par Wyoming” shall have the meaning specified in the recitals.

“Party” or “Parties” means the Company and the Purchasers, individually or collectively, as the case may be.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, business trust, joint stock company, sole proprietorship, unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchaser” or “Purchasers” shall have the meaning specified in the introductory paragraph.

“Purchaser Indemnitee” shall have the meaning specified in Section 8.1.

“Purchaser Material Adverse Effect” means any material and adverse effect on the ability of a Purchaser to consummate the transactions, or perform its obligations, under any Transaction Document on a timely basis.

“Registration Rights Agreement” shall have the meaning specified in the recitals.

“Representatives” of any Person means the officers, members, managers, directors, employees, agents, legal counsel, accountants, financial advisors or any other representatives of such Person.

“Requisite Holders” means Holders holding more than 85% of the aggregate principal amount of outstanding Notes.

“Rights Offering” shall have the meaning specified in the recitals.

“Rights Offering Registration Statement” shall have the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission, determined as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries.

“SPP” shall have the meaning specified in Section 3.2(b).

“Stated Maturity” means the Maturity Date or, if applicable, the Extended Maturity Date, as such terms are defined in the Note.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its Board of Directors or other governing body or, if there are no such voting interests, 50% or more of the equity interests, of which is owned directly or indirectly by such first Person.

“Trading Market” means the NYSE MKT, The New York Stock Exchange, The NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

“Transaction Documents” means, collectively, this Agreement, the Bridge Notes Commitment Letter, the Registration Rights Agreement and any and all other material agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto; provided that in the event of any conflict or ambiguity between the terms of the Bridge Notes Commitment Letter and the terms of this Agreement, the terms of this Agreement shall control.

“Transfer Agent” means American Stock Transfer & Trust Company in its capacity as transfer agent for the Common Stock.

“Warrant Agreement” means that certain Warrant Issuance Agreement, dated as of August 31, 2012, by and between the Company and certain purchasers of warrants, as may be amended or modified from time to time.

Section 1.2 Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase. On the basis of the representations, warranties, agreements and covenants set forth in this Agreement and subject to the terms and conditions of this Agreement, at the Closing, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Company, the aggregate principal amount of Note(s) set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement under the title “Principal Amount of Notes” at the purchase price set forth opposite such Purchaser’s name on Schedule 2.1 under the title “Amount to be Funded” (such purchase price, the “Notes Purchase Price”), which has been reduced in the amount of such Purchaser’s respective Commitment Fee.

Section 2.2 Private Placement. The Notes will be sold to the Purchasers pursuant to the exemption from registration afforded by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act and the rules and regulations of the Commission thereunder. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes shall bear the legends applicable to each such Note as set forth in this Agreement.

Section 2.3 Closing. The execution and delivery of the Transaction Documents (other than the Bridge Notes Commitment Letter), the delivery of the Notes, the payment of the Notes Purchase Price for each Note, and the execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”), which shall be concurrent with the closing of the Acquisition, at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002, it being understood that notwithstanding anything to the contrary in this Agreement, in no event shall the Closing take place if the Acquisition does not concurrently close and the proceeds from the sale of the Notes are not immediately applied to pay a portion of the purchase price payable under the Acquisition Agreement.

Section 2.4 Form of Notes.

(a) The Notes shall be substantially in the form included in Exhibit B hereto, which is incorporated in and expressly made a part of this Agreement. The Notes may have notations, legends or endorsements required by Law. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Agreement and the Company, by its execution and delivery of this Agreement, expressly agrees to such terms and provisions and agrees to be bound thereby. However, to the extent any Note conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.

Section 2.5 Ranking of the Notes; Subordination. The Company agrees and each Holder, by accepting a Note, agrees, that payments of the Note Obligations are (i) subordinated to the prior payment in full of secured indebtedness of the Company (to the extent so secured), (ii) senior in right of payment to any indebtedness of the Company that is expressly subordinated in right of payment to the Notes, (iii) equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated, and (iv) structurally junior to all indebtedness and other liabilities of any of the Company’s Subsidiaries.

Section 2.6 Nature of Purchasers’ Obligations and Rights. The respective obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The failure or waiver of performance under this Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by any Transaction Document. Except as otherwise provided in the Transaction Documents, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of the Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The decision of each Purchaser to purchase Notes pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Notes or enforcing its rights under the Transaction Documents. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through Neal Gerber & Eisenberg LLP. Neal Gerber & Eisenberg LLP does not represent all of the Purchasers and only represents EGI Investors, L.L.C. The Company acknowledges that each of the Purchasers has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Purchasers and not because it was required or requested to do so by any Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows, it being understood that each Purchaser is relying on each of the following representations and warranties:

Section 3.1 Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of the Company’s Subsidiaries is an entity duly formed, validly existing and in good standing under the Laws of the jurisdiction under which it was formed. The Company and each of its Subsidiaries has all requisite power and authority to conduct its business as currently conducted and to own and lease its Property and other assets as now owned or leased, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Property and to conduct its business as its business is currently conducted and as described in the Company SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals could not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by the Company or such Subsidiary makes such qualification necessary, except where the failure so to qualify could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization and Valid Issuance of Notes.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, and the issued and outstanding shares of Common Stock consists of 41,107,368 shares. As of the date of this Agreement, no shares of preferred stock are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued in accordance with applicable Law and the Organizational Documents and are fully paid and non-assessable.

(b) As of June 30, 2016, there were (i) 1,306,314 shares of Common Stock issuable and reserved for issuance pursuant to the 2012 Long Term Incentive Plan, (ii) 345,135 shares of Common Stock issuable and reserved for issuance pursuant to the Warrant Agreement and the warrants issued pursuant thereto and (iii) 6,338,889 shares of Common Stock issuable and reserved for issuance pursuant to the Existing Convertible Notes. As of March 31, 2016, approximately $22.4 million in general unsecured claims of creditors remained outstanding in connection with the Company’s emergence from Chapter 11 bankruptcy proceedings on August 31, 2012 which may be paid in shares of Common Stock pursuant to the Company’s plan of reorganization. Other than the 2012 Long Term Incentive Plan and the Stock Purchase Plan adopted by the Board of Directors of the Company in June 2014 (the “SPP”), the Company has no equity compensation plans that contemplate the issuance of Common Stock (or securities convertible into or exchangeable for Common Stock). Other than the Existing Convertible Notes, the Company has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which holders of

Common Stock may vote. Except as contemplated by (u) the Rights Offering Registration Statement, the Rights Offering and the subscription rights to be issued pursuant thereto, (v) the 2012 Long Term Incentive Plan and the awards issued pursuant thereto and the SPP, (w) the Organizational Documents, (x) the Warrant Agreement and the warrants issued pursuant thereto, (y) the Existing Convertible Notes Indenture and the Existing Convertible Notes issued pursuant thereto, and (z) the shares of Common Stock to be issued to settle bankruptcy claims as set forth in the Company SEC Documents or the Transaction Documents, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such equity interests, (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests in the Company or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the equity interests of the Company or any of its Subsidiaries.

(c) All of the issued and outstanding equity interests of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens (except for such restrictions as may exist under applicable Law and the Organizational Documents and except for such Liens as may be imposed under the Company’s or the Company’s Subsidiaries’ credit facilities filed as exhibits to the Company SEC Documents or to be entered into or assumed in connection with the Acquisition in compliance with the terms of the agreements governing the Company’s existing credit facilities), and all such ownership interests have been duly authorized and validly issued in accordance with applicable Law and the Organizational Documents and are fully paid (to the extent required by the Organizational Documents of the Company’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by the Organizational Documents of the Company’s Subsidiaries), and except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(d) The shares of Common Stock issuable upon mandatory conversion of the Notes have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action. When issued and delivered to the Purchasers upon conversion of the Notes, all Common Stock issued upon conversion of the Notes in compliance with the terms thereof will be validly issued in accordance with applicable Law and the Organizational Documents, fully paid and non-assessable and will be free of any and all Liens, other than such Liens as are created by the Purchasers, pre-emptive rights, rights of first refusal, subscription and similar rights and restrictions on transfer, other than restrictions on transfer under (i) Article 11 of the Company’s Restated Certificate of Incorporation and certain stock certificate escrow protection mechanisms as may be imposed by the Company to ensure compliance with Article 11 of the Company’s Restated Certificate of Incorporation (the “Escrow Protection Mechanisms”), (ii) this Agreement and the Registration Rights Agreement and (iii) applicable state and federal securities Laws.

(e) The Common Stock issued upon conversion of the Notes in compliance with the terms thereof shall have those rights, preferences, privileges and restrictions governing the Common Stock as set forth in the Organizational Documents.

Section 3.3 Company SEC Documents. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) or furnished with the Commission all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) that have been filed or were required to be filed or furnished by it under the Exchange Act or the Securities Act since January 1, 2015 (all such documents collectively, the “Company SEC Documents”). The Company SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the business of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.4 No Material Adverse Change. Except as set forth in or contemplated by the Company SEC Documents filed or furnished with the Commission after May 11, 2015 and prior to the date hereof, since May 11, 2015, the Company and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has not been (i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company, including any acquisition or disposition of any material asset by the Company or any of its Subsidiaries (or any contract or arrangement therefor) or any incurrence of material indebtedness (other than the incurrence of such indebtedness as is contemplated in connection with the Acquisition), from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, except for changes which have not had and could not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, (ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company, (iii) any material change in the Company’s accounting principles, practices or methods or (iv) any other event, occurrence, development or condition of any character that has had or could reasonably be expected to have a Company Material Adverse Effect. Except for the transactions contemplated by the Transaction Documents, including, without limitation, the Acquisition, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, Properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities Laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Business Day prior to the date that this representation is made or deemed made.

Section 3.5 Litigation. Except as set forth in the Company SEC Documents, there is no Action pending or, to the knowledge of the Company, contemplated or threatened, against the Company or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably could be expected to have a Company Material Adverse Effect, or which challenges the validity of the Transaction Documents, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority which could reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries, nor any director or officer thereof, is or since May 11, 2015, has been the subject of any action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the Commission involving the Company or any current director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Securities Act or the Exchange Act.

Section 3.6 No Breach. Neither the Company nor any of its Subsidiaries is in violation or default of any provision of its respective Organizational Documents, each as in effect immediately prior to the Closing. Neither the Company nor any of its Subsidiaries are in violation or default of any provision of any Law of any Governmental Authority having jurisdiction over the Company, any of its Subsidiaries or any of their respective assets or Properties which could reasonably be expected to have a Company Material Adverse Effect. The execution, delivery and performance by the Company of each Transaction Document to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Transaction Documents, and compliance by the Company with the terms and provisions hereof and thereof, do not and will not (i) violate any provision of any Law, governmental permit, determination or award applicable to the Company or any of its Subsidiaries or any of their respective Properties, (ii) conflict with or result in a violation of any provision of the Organizational Documents of the Company or any of the Company’s Subsidiaries, (iii) require any consent or approval which has not been obtained on or prior to the date hereof or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (A) any note, bond, mortgage, license, or loan or credit agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Properties may be bound or (B) any other agreement, instrument or obligation, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Company or any of its Subsidiaries, except in the cases of clauses (i) and (iii) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.6 could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Authority and Enforceability. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby, including the issuance, sale and delivery of the Notes and the issuance of the Common Stock upon the mandatory conversion of the Notes. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Notes and the issuance of the Common Stock upon mandatory conversion of the Notes), have been duly authorized by all necessary action on its part and, when duly executed and delivered by the parties thereto in accordance with their terms, each of the Transaction Documents will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity. No approval by the holders of the Common Stock is required as a result of the Company’s issuance and sale of the Notes or the issuance of Common Stock upon conversion of the Notes.

Section 3.8 Approvals. Except as contemplated by this Agreement or as required by the Commission in connection with the Company’s obligations under the Registration Rights Agreement or under this Agreement with respect to the Rights Offering Registration Statement, the Rights Offering and the subscription rights to be issued pursuant thereto, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person which has not been obtained on or prior to the date hereof is required in connection with the execution, delivery or performance by the Company of each of the Transaction Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Investment Company Status. The Company is not, and immediately after receipt of payment for the Notes which are mandatorily convertible into Common Stock will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or the rules and regulations promulgated thereunder.

Section 3.10 Offering. To Company’s Knowledge, neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Notes or the Common Stock issuable upon conversion of the Notes. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Notes or the Common Stock issuable upon conversion of the Notes pursuant to this Agreement and the Notes are exempt from the registration requirements of the Securities Act. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Notes or the Common Stock issuable upon conversion of the Notes as contemplated by this Agreement and the Notes or (ii) cause the offering of the Notes or the Common Stock issuable upon conversion of the Notes pursuant to this Agreement and the Notes to be integrated with prior offerings by the Company for purposes of any applicable Law, regulation or stockholder approval provisions. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

Section 3.11 Certain Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission with respect to the sale of any of the Notes or the consummation of the transactions contemplated by the Transaction Documents. The Company agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands or liabilities for any fees, commissions or payments of the type contemplated by this Section 3.11 incurred by the Company or alleged to have been incurred by the Company in connection with the sale of the Notes or the consummation of the transactions contemplated by the Transaction Documents.

Section 3.12 Internal Accounting Controls. The Company and its Subsidiaries are in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations promulgated by the Commission currently applicable to the Company and its Subsidiaries. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company had established and maintained a system of internal control over financial reporting that, as of March 31, 2016, was effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. As of March 31, 2016, there (i) were no material weaknesses in the design or operation of the Company’s internal control over financial reporting which were reasonably likely to adversely affect their ability to record, process, summarize and report financial data and (ii) was no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company maintains a standard system of accounting established and administered in conformity with GAAP and the applicable requirements of the Exchange Act.

Section 3.13 Transactions with Affiliates. Except as disclosed in the Company SEC Documents, none of the current officers or directors of the Company or any of its Subsidiaries and, to the Company’s Knowledge, none of the current employees of the Company or any of its Subsidiaries, is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of stock options and/or warrants, and for services as employees, officers and directors) of the type required to be disclosed in any existing or future Company SEC Document pursuant to Item 404 of the Commission’s Regulation S-K.

Section 3.14 Tax Matters. The Company and each of its Subsidiaries has accurately and timely prepared in all material respects and filed all material tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all material taxes shown thereon or otherwise owed by it, except for taxes which it reasonably disputes in good faith and for which appropriate reserves have been established on the Company’s books and records. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which has not had and could not reasonably be expected to have a Company Material Adverse Effect taken as a whole. Except as would be not be material, all taxes and other assessments and levies that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets or Properties. Except as described in the Company SEC Documents, there are no outstanding tax sharing agreements or other such arrangements between the Company and any of its Subsidiaries or other corporation or entity. To the Company’s Knowledge, (i) no limitations under Section 382 or 383 of the Code or Treasury Regulations Section 1.1502-15 or- 21 apply to the use of the Company’s and any of its Subsidiaries’ net operating loss carryforwards, unrealized built-in losses, tax credits, capital loss carryforwards or other tax attributes for U.S. federal income tax purposes at the time of the Closing and (ii) the transactions contemplated by this Agreement and the other Transaction Documents (as if such transactions had occurred immediately after the Closing Date) will not cause an “ownership change” (as defined by Section 382(g) of the Code).

Section 3.15 Allocation Agreement. The Board of Directors of the Company has authorized and approved on a prospective basis, in accordance with Section 11.3 of the Company’s Restated Certificate of Incorporation, as amended, of one or more transfers of shares of Common Stock by the Purchasers pursuant to the Allocation Agreement after issuance of the Notes and/or the completion of the Rights Offering, and such authorization and approval has not been amended, modified or rescinded.

Section 3.16 Acknowledgment. The Company acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and any advice given by any Purchaser or any of its respective Representatives in connection with the Transaction Documents is merely incidental to the Purchasers’ purchase of Notes. The Company further acknowledges to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated by this Agreement by the Company and its Representatives.

Section 3.17 Questionable Payments. Since May 11, 2015, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current directors, officers, employees, agents or other Persons acting on behalf of the Company or any of its Subsidiaries, has on behalf of the Company or any of its Subsidiaries or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf of which the Company is aware) which is in violation of Law or (d) violated in any material respect any provision of Foreign Corrupt Practices Act of 1977, as amended.

Section 3.18 No Manipulation of Stock. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective officers, directors, or employees has taken, in violation of applicable Law, any action designed to or that could reasonably be expected to, directly or indirectly, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Notes or the Common Stock issuable upon mandatory conversion of the Notes.

Section 3.19 Money Laundering Laws. Since May 11, 2015, the operations of the Company and its Subsidiaries are and have been conducted in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

Section 3.20 OFAC. Since May 11, 2015, neither the Company nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 3.21 No Side Agreements. Except for any confidentiality agreements that may have been entered into by and between each of the Purchasers and the Company or as set forth in the Company SEC Documents, there are no other agreements by, among or between the Purchasers and any of their respective Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby (other than the Transaction Documents), and there are no promises or inducements for future transactions by, among or between the Purchasers and any of their respective Affiliates, on the one hand, and the Company and any of its Affiliates, on the other hand.

Section 3.22 Registration Rights. Except for (i) the Registration Rights Agreement effective as of August 31, 2012 and filed with the Commission on September 7, 2012 as Exhibit 4.3 to the Company’s Current Report on Form 8-K (the “2012 Registration Rights Agreement”) and (ii) the Registration Rights Agreement effective as of September 25, 2013 and filed with the Commission on September 27, 2013 as Exhibit 4.1 to the Company’s Current Report on Form 8-K (the “2013 Registration Rights Agreement”), neither the execution of this Agreement nor the issuance of the Common Stock as contemplated by this Agreement and the Notes gives rise to any rights for or relating to the registration of any securities of the Company, other than pursuant to the Registration Rights Agreement.

Section 3.23 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent for its businesses. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance. The Company does not have any reason to believe that it or any of its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business as currently conducted without a significant increase in cost.

Section 3.24 Disclosure. Giving effect to the Form 8-K filing described in Section 5.1(j) of this Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided Highbridge International LLC or Highbridge Tactical Credit and Convertibles Master Fund, L.P. (collectively, “Highbridge”) or their agents or counsel with any information that constitutes or would reasonably be expected to constitute material, nonpublic information regarding the Company or any of its Subsidiaries. The Company understands and confirms that Highbridge will rely on the foregoing representation in effecting transactions in securities of the Company.

Section 3.25 Purchaser Disclosures. The Company understands and confirms that the Purchasers will rely on the foregoing representations and warranties in effecting transactions in the Notes. All disclosure provided to the Purchasers in writing regarding the Company, its business and the transactions contemplated hereby furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to the Company with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 4.1 Valid Existence. If an entity, such Purchaser is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company (as applicable) power and authority to own its Properties and carry on its business as currently conducted.

Section 4.2 Authority and Enforceability. Such Purchaser has all necessary corporate, partnership or limited liability company (as applicable) power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by such Purchaser of each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all legal action on its part and, when duly executed and delivered by the parties thereto in accordance with their terms, each of the Transaction Documents to which such Purchaser is a party will constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity.

Section 4.3 No Breach. The execution, delivery and performance by such Purchaser of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the Property of such Purchaser are subject, (ii) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (iii) violate any statute, order, rule or regulation of any Governmental Authority having jurisdiction over such Purchaser or the Property or assets of such Purchaser, except in the case of clauses (i) and (iii), for such conflicts, breaches, violations or defaults as could not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4 Certain Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by such Purchaser with respect to the purchase of any of the Notes or the consummation of the transactions contemplated by the Transaction Documents. Such Purchaser agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands or liabilities for any fees, commissions or payments of the type contemplated by this Section 4.4 incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Notes or the consummation of the transactions contemplated by the Transaction Documents.

Section 4.5 Investment Representations.

(a) Accredited Investor Status; Sophisticated Purchasers. Such Purchaser is an Institutional Accredited Investor and is able to bear the risk of its investment in the Notes and the Common Stock issuable upon the mandatory conversion of the Notes. Such Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Notes and the Common Stock issuable upon the mandatory conversion of the Notes, and has so evaluated the merits and risks of the Notes and the Common Stock issuable upon the mandatory conversion of the Notes.

(b) Acquisition for Own Account. Such Purchaser is acquiring Notes and the Common Stock issuable upon the mandatory conversion of the Notes pursuant to this Agreement for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment purposes and not with a view toward, or for resale or transfer in connection with, the sale or distribution thereof within the meaning of the Securities Act that would be in violation of the Securities Act.

(c) Information. Such Purchaser or its Representatives have been given access to and an opportunity to examine such documents, materials and information concerning the Company and the Acquisition as such Purchaser deems to be necessary or advisable in order to reach an informed decision as to an investment in the Company, to the extent that the Company possesses such information, has carefully reviewed and understands these materials and has had answered to such Purchaser’s full satisfaction any and all questions regarding such information. Such Purchaser or its Representatives made such independent investigation of the Company, its management, and related matters as such Purchaser deems to be necessary or advisable in connection with the Notes and the Common Stock issuable upon the mandatory conversion of the Notes, and is able to bear the economic and financial risk of the Notes and the Common Stock issuable upon the mandatory conversion of the Notes. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser or its Representatives shall modify, amend or affect such Purchaser’s right (i) to rely on the Company’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands and acknowledges that its purchase of the Notes and the Common Stock issuable upon the mandatory conversion of the Notes involves a high degree of risk and uncertainty. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its purchase of the Notes and the Common Stock issuable upon the mandatory conversion of the Notes.

(d) Notes Not Registered. Such Purchaser has been advised by the Company and understands that (i) the Notes and the Common Stock issuable upon the mandatory conversion of the Notes are being privately placed by the Company pursuant to an exemption from registration provided under Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act and neither the offer nor sale of any Notes or the

Common Stock issuable upon the mandatory conversion of the Notes pursuant to this Agreement has been registered under the Securities Act or any state “blue sky” laws; (ii) the Notes and the Common Stock issuable upon the mandatory conversion of the Notes being acquired by such Purchaser pursuant to this Agreement and the Notes are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired by such Purchaser from the Company in a transaction not involving a public offering and, subject to such Purchaser’s rights under this Agreement, such Purchaser must continue to bear the economic risk of the investment in its Notes and the Common Stock issuable upon the mandatory conversion of the Notes indefinitely unless the offer and sale of its Notes and the Common Stock issuable upon the mandatory conversion of the Notes are subsequently registered under the Securities Act and all applicable state securities or “blue sky” laws or an exemption from such registration is available; (iii) it is not anticipated that there will be any public market for the Notes; (iv) a restrictive legend in the form set forth in Section 9.2(b) of this Agreement shall be placed on the certificates representing the Notes and a restrictive legend in the form set forth in Section 9.2(c) shall be placed on the certificates representing the Common Stock issuable upon the mandatory conversion of the Notes; and (v) a notation shall be made in the appropriate records of the Company indicating that the Notes and the Common Stock issuable upon the mandatory conversion of the Notes are subject to restrictions on transfer.

(e) No General Solicitation. Such Purchaser acknowledges and agrees that neither the Company nor any other Person offered to sell the Notes or the Common Stock issuable upon mandatory conversion of the Notes to it by means of any form of general solicitation or advertising, including but not limited to: any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees were invited by any general solicitation or general advertising. Such Purchaser further acknowledges and agrees that it was solicited or became aware of the investment in the Notes or the Common Stock issuable upon mandatory conversion of the Notes either through (i) a substantive, pre-existing relationship with the Company, (ii) direct contact with the Company or its agents outside of any public offering effort, and/or (iii) through contacts by the Company not identified through any public offering.

(f) No Side Agreements. Except for any confidentiality agreements that may have been entered into by and between such Purchaser and the Company or as set forth in the Company SEC Documents or public filings made by Purchaser with the Commission, there are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby (other than the Transaction Documents), and there are no promises or inducements for future transactions by, among or between such Purchaser and any of its Affiliates, on the one hand, and the Company and any of its Affiliates, on the other hand.

(g) Reliance Upon Purchaser’s Representations and Warranties. Such Purchaser understands and acknowledges that the Notes and the Common Stock issuable upon the mandatory conversion of the Notes are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth in this Agreement (i) in concluding that the offer and sale of the Notes and the Common Stock issuable upon the mandatory conversion of the Notes is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) to determine the applicability of such exemptions in evaluating the suitability of such Purchaser to purchase the Notes and the Common Stock issuable upon the mandatory conversion of the Notes.

(h) Independent Investment Decision. Each Purchaser has made an independent investment decision with respect to this Agreement and the Notes, without reliance on any other Purchaser or its Affiliates, and is not acting in concert with respect to this Agreement or the Notes with any other Purchaser or its Affiliates. Other than the Transaction Documents, to each Purchaser’s knowledge, there are no agreements or understandings between (i) such Purchaser or any of its Affiliates and (ii) any other Purchaser or any of its Affiliates with respect to this Agreement or the Notes.

Section 4.6 Short Selling. Such Purchaser represents and warrants that it has not entered into any Short Sales of the Common Stock owned by it between the time it first began discussions with the Company about the transactions contemplated by this Agreement and the date hereof.

ARTICLE V

POST-CLOSING COVENANTS

Section 5.1 Covenants of the Company. The Company hereby agrees with the Purchasers as set forth in this Section 5.1:

(a) Taking of Necessary Action. The Company shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company will, and the Company shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities or other Persons that may be necessary or, in the reasonable opinion of the Purchasers, advisable for the consummation of the transactions contemplated by the Transaction Documents.

(b) Use of Proceeds; Rights Offering. The Company shall use the collective proceeds from the sale of the Notes solely to finance the Acquisition. If the Rights Offering is completed after the date of this Agreement, then, as provided in the Notes, prior to conversion of the Notes into Common Stock, the Company shall use all of the net proceeds from the Rights Offering to repay the Note Obligations.

(c) Registration of Rights Offering. The Company shall use its commercially reasonable best efforts to have the Rights Offering Registration Statement previously filed with the Commission declared effective as promptly as practicable and shall not withdraw the Rights Offering Registration Statement or amend the Rights Offering Registration Statement other than in response to comments of the Commission staff and in such a manner that does not adversely affect the ability of any of the Purchasers to resell the subscription rights registered thereunder, including without limitation the resale of such subscription rights by Affiliates of the Company, without the consent of the Purchasers, and to maintain the effectiveness of the Rights Offering Registration Statement until the consummation of the Rights Offering. The Company further agrees to commence the Rights Offering, in a manner and under terms consistent with past practices, promptly after the Rights Offering Registration Statement has been declared effective by the Commission and to use commercially reasonable efforts to complete the Rights Offering as soon as practicable. In no event shall the Rights Offering be completed or any shares of Common Stock sold pursuant to the Rights Offering after the Maturity Date, or if extended pursuant to the terms of the Notes, the Extended Maturity Date.

(d) Taxes. So long as the Notes are outstanding, the Company shall pay, and cause its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and Governmental Authority levies, except (i) such as are contested in good faith and by appropriate proceedings that are timely instituted and diligently conducted and in respect of which the Company shall have set aside adequate reserves on its books with respect thereto or (ii) where the failure to effect such payment would not reasonably be expected to result in a Company Material Adverse Effect. The Company shall pay all stamp or other issuance or transfer taxes or duties other similar fees or charges which may be imposed by any Governmental Authority or other regulatory authority in connection with the execution and delivery of this Agreement or the issuance or sale of the Notes.

(e) Corporate Existence. So long as the Notes are outstanding, the Company shall not enter into a plan of liquidation or dissolution and shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, limited liability company or other existence of each of its Subsidiaries, in accordance with the respective Organizational Documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses, franchises and permits of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license, franchise or permit, or the corporate, limited liability company or other existence of any of its Subsidiaries, if (i) the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or (ii) the effect of not preserving any such right, license, franchise or permit, or the corporate, limited liability company or other existence of any of its Subsidiaries, would not reasonably be expected to result in a Company Material Adverse Effect.

(f) Compliance with Laws. So long as the Notes are outstanding, the Company will comply in all material respects with all applicable Laws of all Governmental Authorities.

(g) Books and Records. So long as the Notes are outstanding, the Company will keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities, all in accordance with GAAP consistently applied. So long as the Notes are outstanding, the Company will permit any representatives designated by the Purchasers, upon reasonable prior notice, to visit and inspect the Company’s properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its employees, officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(h) Financial Reporting.

(i) So long as the Notes are outstanding, the Company will cause to be furnished to the Purchasers, all financial statements as are or would be required to be filed by the Company with the Commission as a reporting issuer under Section 13 or 15(d) of the Exchange Act.

(ii) The Company shall be deemed to have furnished to the Purchasers the information referred to in Section 5.1(h)(i) if the Company has filed such financial statements with the Commission or has posted such information on the Company Website. For purposes of this Section 5.1(h)(ii), the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.parpacific.com or such other address as the Company may from time to time designate in writing to the Purchasers.

(i) Reservation and Listing of Common Stock and Related Matters. So long as the Notes are outstanding, the Company shall take all action necessary to at all times have authorized and reserved for the purpose of issuance no less than the sum of the maximum number of shares of Common Stock issuable upon mandatory conversion of the Notes then outstanding at the then applicable Mandatory Conversion Price (as defined in the Notes). So long as the Notes are outstanding, the Common Stock shall be registered under the Exchange Act and shall be listed on a Trading Market, and the Company shall not take any action designed to terminate, or could reasonably be expected to terminate, the registration of the Common Stock under the Exchange Act or to delist or suspend from trading the Common Stock from a Trading Market.

(j) Securities Laws Disclosure.

(i) The Company shall, by 8:30 a.m. (New York City time) on the Business Day immediately following the date hereof, file a Current Report on Form 8-K and press release disclosing the material terms of the transactions contemplated hereby, including this Agreement, the Notes and the Registration Rights Agreement as exhibits thereto. The Company and the Purchasers, shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any such press release of any Purchaser, or without the prior consent of the Purchasers, with respect to any such press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by Law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

(ii) The Company shall timely file all required reports under Section 13 or 15(d) of the Exchange Act, as applicable. The Company understands and confirms that the Purchasers will rely on the foregoing covenant and the covenant in Section 5.1(j)(i) above in effecting transactions in securities of the Company.

(k) No Conflicting Agreements. Neither the Company nor any Purchaser will take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with their obligations under the Transaction Documents.

(l) Listing of Common Stock. Promptly following the execution of this Agreement, the Company shall take all necessary action to cause the Common Stock issuable upon mandatory conversion of the Notes to be listed on the NYSE MKT upon or prior to issuance. Further, if the Company applies to have the Common Stock traded on any other principal stock exchange or market, it shall include in such application the Common Stock issuable upon mandatory conversion of the Notes and will take such other action as is necessary to cause such Common Stock to be so listed. So long as (x) the Notes are outstanding or (y) the shares of Common Stock issued upon conversion of the Notes are beneficially owned by any of the Purchasers, the Company shall take no action to cause the Common Stock to no longer to be listed on the NYSE MKT or another national stock exchange and will use commercially reasonable efforts to continue the listing and trading of the Common Stock issuable upon mandatory conversion of the Notes on the NYSE MKT and, in accordance therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

(m) Subsequent Equity Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Notes or the Common Stock to be issued upon the mandatory conversion of the Notes in a manner that would require the registration under the Securities Act of the sale of the Notes to the Purchasers or the issuance of the Common Stock upon mandatory conversion of the Notes, or that will be integrated with the offer or sale of Notes or the issuance of the Common Stock upon mandatory conversion of the Notes for purposes of the rules and regulations of the NYSE MKT or other applicable trading market such that it would require stockholder approval prior to the closing of such other transaction.

(n) Equal Treatment of Purchasers. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting, as applicable, of the Notes or the Common Stock issuable upon the mandatory conversion of the Notes or otherwise.

(o) Pledges. The Company acknowledges and agrees that any Purchaser may from time to time, following the earlier of the consummation of the Rights Offering or the Stated Maturity, pledge, and/or grant a security interest in, some or all of the Common Stock issued upon the mandatory conversion of the Notes and/or the exercise of subscription rights registered in the Rights Offering in connection with applicable securities Laws, pursuant to a bona fide margin agreement in compliance with a bona fide margin loan. Such a pledge would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion shall be required in connection with a subsequent transfer or foreclosure following default by the Purchaser transferee of the pledge. No notice shall be required of such pledge, but any Purchaser’s transferee shall promptly notify the Company of any such subsequent transfer or foreclosure. Each Purchaser acknowledges that the Company shall not be responsible for any pledges relating to, or the grant of any security interest in, any of the Common Stock issued upon the mandatory conversion of the Notes and/or the exercise of subscription rights registered in the Rights Offering or for any agreement, understanding or arrangement between such Purchaser and its pledgee or secured party. At the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of the Common Stock issued upon the mandatory conversion of the Notes and/or the exercise of subscription rights registered in the Rights Offering may reasonably request in connection with a pledge or transfer of the Common Stock issued upon the mandatory conversion of the Notes and/or the exercise of subscription rights registered in the Rights Offering, including the preparation and filing of any required prospectus supplement to any registration statement filed pursuant to the Registration Rights Agreement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(p) Successor Corporation Substituted. So long as the Notes are outstanding, the Company shall not consolidate or merge, or sell, assign, transfer, convey or dispose of all or substantially all of its assets or the assets of the Company and its Subsidiaries taken as a whole, unless the surviving entity shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Agreement referring to the “Company” shall refer instead to the Surviving Entity and not to the Company), and may exercise every right and power of, the Company under this Agreement with the same effect as if such surviving entity had been named as the Company herein. In any such event (other than any transfer by way of lease), the predecessor Company shall be released and discharged from all liabilities and obligations in respect of the Notes and this Agreement and the predecessor Company may be dissolved, wound up or liquidated at any time thereafter.

Section 5.2 Allocation Agreement. The Company agrees not to cause any modification, amendment or rescission of the Allocation Agreement, or the prior authorization and approval by the Board of Directors on a prospective basis, of transfers of shares of Common Stock in accordance with Article 11 of the Company’s Restated Certificate of Incorporation, as amended, by the parties to the Allocation Agreement after the completion of the Rights Offering.

Section 5.3 Covenants of the Purchasers. Each of the Purchasers hereby agrees, severally and not jointly, with the Company as set forth in this Section 5.3:

(a) Conditions Precedent. Each of the Purchasers shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 5.3(a) shall obligate any Purchaser to waive any right or condition under this Agreement.

(b) Transfer Restrictions Regarding the Common Stock. Each Purchaser agrees not to sell, pledge or otherwise transfer any shares of Common Stock held by it until the earlier of the consummation of the Rights Offering or the Stated Maturity; provided, however, that the foregoing shall not restrict any Purchaser from transferring shares of Common Stock to any Affiliate of such Purchaser. Each Purchaser agrees not to sell, pledge or otherwise transfer any shares of Common Stock held by it to the extent that such sale, pledge or transfer would violate any applicable restrictions on transfer under Article 11 of the Company’s Restated Certificate of Incorporation or the Escrow Protection Mechanisms; provided, that the prior authorization and approval by the Board of Directors on a prospective basis, of transfers of shares of Common Stock pursuant to the Allocation Agreement in accordance with Article 11 of the Company’s Restated Certificate of Incorporation, as amended, by the parties to the Allocation Agreement after the completion of the Rights Offering shall not be deemed to violate such restrictions on transfer or Escrow Protection Mechanisms.

(c) Transfer Restrictions Regarding the Notes. Each Purchaser agrees not to offer, sell or otherwise transfer any Notes except to an Affiliate of such Purchaser or pursuant to an available exemption from the registration requirements of the Securities Act and, in each case, in compliance with (i) any applicable securities Laws of any state of the United States and any other applicable jurisdiction and subject to the terms of this Agreement and (ii) any restrictions on transfer under Article 11 of the Company’s Restated Certificate of Incorporation or the Escrow Protection Mechanisms.

(d) Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of Short Sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Common Stock acquired pursuant to a mandatory conversion of the Notes by the Purchaser until such time as the Resale Shelf S-3 (as defined in the Registration Rights Agreement) is declared or deemed effective by the Commission.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1 Events of Default. Each of the following shall constitute an “Event of Default”:

(a) unless converted into Common Stock pursuant to the terms of the Notes, the Company fails to pay any principal on any of the Notes when due and payable at its Stated Maturity, upon any required repayment, or upon declaration of acceleration or otherwise;

(b) the Company fails to comply with the obligation to convert the Notes into Common Stock in accordance with the terms of the Notes;

(c) the Company fails to materially comply with the covenants of the Company set forth in Sections 5.1 and 5.2 hereof, and, with respect to the covenants of the Company set forth in Sections 5.1(a), (d), (e), (f), (g) and (h), such failure to comply shall continue unremedied for a period of 15 days after the Company has notice thereof from any Holder;

(d) the Company breaches any representation and warranty set forth in Article III of this Agreement which would reasonably be expected to result in a Company Material Adverse Effect or would reasonably be expected to have a material adverse effect on the Notes or the Common Stock issuable upon mandatory conversion of the Notes;

(e) the Company fails to give notice of a Fundamental Change (as defined in the Notes) when required by the terms of the Notes;

(f) default by the Company or any of its Subsidiaries with respect to any mortgage, agreement or other instrument under which there is then outstanding, or by which there is then secured or evidenced, any indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Subsidiary beyond any applicable grace period, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that if such acceleration is rescinded or annulled, or such failure to pay is cured, as applicable, then the Event of Default arising under this clause (f) shall be deemed to have been cured or waived without further action by the Holders so long as the Notes have not already been declared due and payable hereunder;

(g) the Company or a Significant Subsidiary: (i) commences a voluntary case or proceeding, (ii) applies for or consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) applies for or consents to the appointment of a Custodian of it or for all or substantially all of its assets; or (iv) makes a general assignment for the benefit of its creditors, in each case pursuant to or within the meaning of any Bankruptcy Law;

(h) the Company files or enters into a plan of liquidation;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or any Significant Subsidiary debtor in an involuntary case or proceeding; (ii) appoints a Custodian of the Company or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Company or any Significant Subsidiary; or (iii) orders the liquidation of the Company or any Significant Subsidiary and the order or decree remains unstayed and in effect for 60 days;

(j) the Company fails to pay any of the fees described in Section 4 of the Notes when due and payable thereunder; or

(k) a final judgment or judgments for the payment of $20,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any of Significant Subsidiary, which judgment is not discharged, stayed or bonded within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

Section 6.2 Acceleration. If any Event of Default (other than an Event of Default specified in Section 6.1(g), (i) or (j)) occurs and is continuing, each Holder may declare the Note Obligations under the Notes held by such Holder to be due and payable immediately by notice in writing to the Company specifying the Event of Default(s). Upon any such declaration, all such outstanding Note Obligations shall become due and payable in cash on the Business Day following delivery of such notice in writing. Notwithstanding the foregoing, if an Event of Default in Section 6.1(g), (i) or (j) occurs with respect to the Company, all outstanding Note Obligations shall become due and payable immediately without further action, notice or declaration on the part of any Holder.

After a declaration of acceleration, but before any exercise of remedies, each Holder, by written notice to the Company, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with each Holder, based on each Holder’s pro rata ownership of the outstanding Notes, a sum sufficient to pay (1) all overdue interest on all Notes then outstanding, (2) the principal of any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (3) to the extent that payment of such interest is lawful, any overdue interest at the rate borne by the Notes, (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (c) all Events of Default, other than the non-payment of principal of and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Agreement. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.3 Waiver of Past Defaults. Subject to Section 6.4, each Holder may, by written notice to the Company, waive any existing default or Event of Default and its consequences under this Agreement except a continuing default or Event of Default in the payment of interest on, or the principal of, the Notes (including in connection with an offer to purchase); provided, however, that each Holder may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such default shall cease to exist, and any default or Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 6.4 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal of or interest on, such Note or to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the Note (including in connection with an offer to purchase) shall be absolute and unconditional and shall not be impaired or affected without the consent of such Holder.

Section 6.5 Holders May File Proofs of Claim. The Holders are authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding.

Section 6.6 Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case the Company and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

Section 6.7 Rights and Remedies Cumulative. Except as otherwise provided in Section 10.4, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.8 Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by Law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders, as the case may be.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to the Closing.

(a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Notes shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, the Transaction Documents or the Acquisition Agreement, or makes the transactions contemplated by this Agreement, the Transaction Documents or the Acquisition Agreement illegal;

(ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement, the Transaction Documents or the Acquisition Agreement;

(iii) all closing conditions (other than payment of the purchase price) required to consummate the Acquisition have been satisfied or waived, the parties to the Acquisition Agreement are prepared to consummate the Acquisition substantially on the terms set forth therein and the Acquisition shall so close concurrently with the purchase and sale of the Notes as contemplated herein; and

(iv) all actions as are necessary to amend or obtain consents and waivers under the 2012 Registration Rights Agreement with respect to the Company’s entry into the Registration Rights Agreement.

(b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Notes shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) the Company shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by the Company on or prior to the Closing Date;

(ii) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii) the Company shall have filed and not withdrawn the Rights Offering Registration Statement to register the issuance of the subscription rights in the Rights Offering and the resale of all such subscription rights issued to Affiliates of the Company to enable such Affiliates to freely transfer and sell such subscription rights upon issuance and prior to the exercise of such subscription rights and no stop order or other order suspending the effectiveness of such Rights Offering Registration Statement will have been issued;

(iv) the net proceeds of the Notes are used to pay a portion of the purchase price for the Acquisition;

(v) the Board of Directors of the Company shall have authorized and approved (A) the issuance of the Notes and the issuance of Common Stock upon mandatory conversion of the Notes, (B) acquisition, exercise and/or transfer of subscription rights under the Rights Offering, (C) acquisition of shares of Common Stock upon the exercise of subscription rights under the Rights Offering by any Purchaser or any of its Affiliates or associates; and shall not require any Purchaser or any of its Affiliates or associates to provide an opinion of counsel that the transfer of the subscription rights will not result in the application of any Section 382 limitation on the use of the Tax Benefits (as defined in the Company’s Restated Certificate of Incorporation, as amended) as a condition or term of such granting of approval;

(vi) the Board of Directors of the Company shall not have amended, modified or rescinded its authorization and approval on a prospective basis, in accordance with Section 11.3 of the Company’s Restated Certificate of Incorporation, as amended, of one or more transfers of shares of Common Stock by the parties to the Allocation Agreement after issuance of the Notes and/or the completion of the Rights Offering;

(vii) no Company Material Adverse Effect shall have occurred and be continuing; trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market and trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York state authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Notes at the Closing;

(viii) the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Notes and the Common Stock issuable upon conversion of the Notes and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect, other than those relating to the Rights Offering Registration Statement, the Rights Offering and the subscription rights to be issued pursuant thereto; and

(ix) the Company shall have delivered, or caused to be delivered, to the Purchasers at the Closing, the Company’s closing deliveries described in Section 7.2 of this Agreement.

(c) Company’s Conditions. The obligation of the Company to consummate the sale of the Notes to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(i) such Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii) the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(iii) such Purchaser shall have delivered, or caused to be delivered, to the Company at the Closing, its closing deliveries described in Section 7.3 of this Agreement.

Section 7.2 Company Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Company will deliver, or cause to be delivered, to each Purchaser:

(a) the Notes, in the original principal amount as set forth under the heading “Principal Amount of Notes” on Schedule 2.1 to this Agreement, by delivering certificates (bearing the legend set forth in Section 9.2(b)) evidencing such Notes at the Closing, all free and clear of any Liens, encumbrances or interests of any other party;

(b) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by the Company;

(c) a certificate of the Secretary of the Company dated as of the Closing Date substantially in the form attached to this Agreement as Exhibit C;

(d) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the due organization and good standing in the State of Delaware of the Company;

(e) a cross receipt, dated the Closing Date, executed by the Company and delivered to the Purchasers, certifying that the Company has received the Notes Purchase Price with respect to the Notes issued and sold to the Purchasers, substantially in the form attached to this Agreement as Exhibit D-1; and

(f) an opinion from Porter Hedges LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Purchasers and addressing, among other things, the valid existence and good standing of the Company, the due authorization of this Agreement and the other Transaction Documents, the enforceability of this Agreement, the Notes and the Registration Rights Agreement, the exempt status of the sale of the Notes and the Common Stock issuable upon conversion of the Notes hereunder from the registration requirements of the Securities Act, and that the issuance of the Common Stock issuable upon conversion of the Notes has been duly authorized and when issued will be fully paid and non-assessable.

Section 7.3 Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to the Company:

(a) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by such Purchaser;

(b) payment of the Notes Purchase Price for the Notes being purchased by such Purchaser by wire transfer of immediately available funds to an account designated by the Company prior to 9:30 a.m., New York time, on the Closing Date; and

(c) a cross receipt, dated the Closing Date, executed by such Purchaser and delivered to the Company, certifying that such Purchaser has received its Notes, substantially in the form attached to this Agreement as Exhibit D-2.

ARTICLE VIII

INDEMNIFICATION, COSTS AND EXPENSES

Section 8.1 Indemnification by the Company. The Company agrees to indemnify and hold the Purchasers, their Affiliates, and any of their respective officers, directors, employees, agents, representatives, successors, members, stockholders and partners (each, a “Purchaser Indemnitee”) harmless from and against any and all losses, claims, damages and liabilities, joint or several (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, “Losses”), to which any Purchaser Indemnitee may become subject to the extent resulting from, due to or based upon Purchasers having entered into this Agreement or agreeing to purchase the Notes, the Company’s use of proceeds from the sale of the Notes pursuant to this Agreement or the Rights Offering and the issuance of the Notes or the Common Stock issuable upon conversion of the Notes.

Section 8.2 Indemnification by Purchasers. Each Purchaser severally and not jointly agrees to indemnify and hold the Company, its Affiliates, any of its or their Affiliates, and any of its or their respective officers, directors, employees, agents, representatives, successors, members, stockholders and partners (each, a “Company Indemnitee”) harmless from and against any and all Losses to which any Company Indemnitee may become subject to the extent resulting from, due or are based upon (i) any inaccuracy in, breach of or failure to comply with, any representation, warranty, or covenant made to the Company in this Agreement or any Transaction Document by such Purchaser, or (ii) any information furnished by such Purchaser in writing to the Company expressly for use in the Rights Offering Registration Statement or any preliminary prospectus, prospectus or issuer free writing prospectus (as defined in Rule 433 of the Securities Act) relating thereto, any amendment or supplement thereto or any document incorporated by reference therein; provided that the liability of each Purchaser shall be in proportion to, and shall be limited to, such Purchaser’s Notes Purchase Price.

Section 8.3 Conduct of Indemnification Proceedings.

(a) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided that the failure to give such notice shall not limit the rights of such Person or relieve the indemnifying party from any liability that it may have under Sections 8.1 and 8.2 above unless and only to the extent that failure to give such notice materially prejudices the indemnifying party; and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and any indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim at the expense of such indemnified person, unless (x) the indemnifying party has agreed to pay such fees or expenses or (y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party when permitted hereunder, the indemnified party shall be entitled to assume and control such defense and to settle and agree to pay in full such claim without the consent of the indemnifying party without prejudice to the ability of the indemnified party to enforce its claim for indemnification against the indemnifying party hereunder.

(b) Except as otherwise provided in the preceding paragraph, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent, which consent shall not be unreasonably withheld or delayed. If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim (i) unless (A) such settlement or compromise contains a full and unconditional release of the indemnified party and (B) such settlement or compromise does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of the indemnified party or (ii) if such settlement or compromise provides for injunctive or other non-monetary relief, in each case, unless the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

ARTICLE IX

REGISTRATION, EXCHANGE AND REPLACEMENT OF NOTES

Section 9.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration of issuances, transfers and exchanges of the Notes (the “Notes Register”). The Notes Register shall contain the names and addresses of the Holders and principal amounts (and stated interest) of the amounts owing to each Holder pursuant to the terms hereof from time to time. The entries in the Notes Register shall be conclusive absent manifest error, and the Company and the Holders shall treat each person whose name is recorded in the Notes Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement. The Notes Register shall be available for inspection by any Holder at any reasonable time and from time to time upon reasonable prior notice.

Section 9.2 Transfer and Exchange of Notes. Upon request by a Holder of a Note, and such Holder’s compliance with the provisions of this Section 9.2, the Company shall register the transfer or exchange of the Note. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Company the Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Company duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide (i) an opinion of counsel to such Holder in a form reasonably satisfactory to the Company that registration of such transfer or exchange is not required under the Securities Act and (ii) any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 9.2. Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of note specified for the Notes hereunder. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.

(a) Limited Transferability of Notes. No Holder may offer, sell or otherwise transfer any Notes except to an Affiliate of such Holder or pursuant to an available exemption from the registration requirements of the Securities Act and, in each case, in compliance with the transfer restrictions set forth in Article 11 of the Company’s Restated Certificate of Incorporation, as amended, the Escrow Protection Mechanisms, any applicable securities laws of any state of the United States and any other applicable jurisdiction and subject to the approval of the Company.

(b) Note Purchase Agreement Legend. Each Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THE NOTE REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO PAR PACIFIC HOLDINGS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

THE NOTES ARE SUBJECT IN ALL RESPECTS TO THE RESTRICTIONS IN THE NOTE PURCHASE AGREEMENT.”

(c) Common Stock Legend. Subject to Section 10.8 hereof, until such time as the Common Stock issuable upon conversion of the Notes has been registered pursuant to the provisions of the Securities Act, or the Common Stock issuable upon conversion of the Notes is eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Common Stock issuable upon conversion of the Notes will bear the following restrictive legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.”

(d) General Provisions Relating to Transfer and Exchange.

(i) No service charge shall be made to the Holder for registration of the transfer or exchange of any Note, but the Company may require payment of a sum sufficient to cover any transfer tax or similar Governmental Authority charge payable in connection therewith.

(ii) All Notes issued upon any registration of transfer or exchange in Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange. Notwithstanding the foregoing, no Holder of a Note shall be entitled to receive confidential information of the Company and its Subsidiaries prior to the entry by such Holder and the Company into a mutually agreeable confidentiality agreement with respect to such confidential information.

(iii) Prior to due presentment for the registration of a transfer of any Note, the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and the Company shall not be affected by notice to the contrary.

(iv) All certifications, certificates and opinions of counsel required to be submitted to the Company pursuant to this Section 9.2 to effectuate a registration of transfer or exchange may be submitted by facsimile or electronic transmission.

Section 9.3 Replacement of Notes. If any mutilated Note is surrendered to the Company, and the Company receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue a replacement Note. If required by the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Company to protect the Company and any authenticating agent from any loss that any of them may suffer if a Note is replaced. Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Notes duly issued hereunder. The provisions of this Section 9.3 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

ARTICLE X

MISCELLANEOUS

Section 10.1 Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever the Company has an obligation under the Transaction Documents, the expense of complying with such obligation shall be an expense of the Company unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable, and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect. The Transaction Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 10.2 Fees and Expenses. The Company shall be responsible for and shall pay any and all transfer, documentation, sales, use, stamp, registration, or similar taxes in connection with this Agreement or the issuance of the Notes to the Purchasers. The Company shall pay, on or prior to the Closing Date, by wire transfer of immediately available funds to an account designated by the Purchasers, all reasonable out-of-pocket expenses incurred by the Purchasers, including without limitation reimbursement of reasonable attorneys’ fees and disbursements in connection with the preparation, negotiation, execution and delivery of the Bridge Notes Commitment Letter, this Agreement, the Registration Rights Agreement, the Notes or any other agreements, instruments or documents executed and delivered in connection therewith, the consummation of the transactions contemplated hereby and thereby and any amendment, modification or waiver hereof or thereof. The Company shall be responsible for all costs and fees in connection with any review of the transactions contemplated by the Transaction Documents under the Hart-Scott-Rodino Act, if any.

Section 10.3 Survival of Provisions. The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely. Except as provided in Article V, the covenants made in this Agreement or any other Transaction Document shall survive the closing of the transactions contemplated herein and remain operative and in full force and effect regardless of acceptance of any of the Notes and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of the Company and the Purchasers pursuant to Section 3.11, Section 4.4 and Article VIII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 10.4 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.

(b) Specific Waiver. Except as set forth in Section 6.3 or as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Transaction Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Transaction Document, any waiver of any provision of this Agreement or any other Transaction Document and any consent to any departure by the Company from the terms of any provision of this Agreement or any other Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 10.5 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon the Company, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VIII, and their respective successors and permitted assigns.

(b) Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 5.3(c) and Section 9.2 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other parties.

Section 10.6 Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of the Company shall continue to be bound by such confidentiality agreement in accordance with its terms.

Section 10.7 Communications. All notices and demands provided for under this Agreement and the Notes shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)	If to any Purchaser, at its address as it appears on its signature page hereto,

with a copy to:

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street, Suite 1700

Chicago, Illinois 60602

Attention: David S. Stone

Facsimile: (312) 578-1796

and to:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attention: Andreas P. Andromalos; Philip J. Flink

Facsimile: (617) 289-0427

(b)	If to the Company:

Par Pacific Holdings, Inc.

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

Attention: James Matthew Vaughn, Senior Vice President and General Counsel

Facsimile: (832) 518-5203

with a copy to:

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: E. James Cowen

Facsimile: (713) 228-1331

or to such other address as the Company or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) upon actual receipt, if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iii) when receipt acknowledged, if sent via facsimile; and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 10.8 Removal of Legend. The Company shall remove the legend described in Section 9.2(c) from the certificates evidencing the Common Stock issued upon conversion of the Notes at any time following (x) the six-month anniversary of the Closing Date, upon request of a Purchaser who is not an “affiliate” (as defined under Rule 144 of the Securities Act) of the Company at the time of such request or during the three months prior to such request, provided that the Company is in compliance with its disclosure requirements under applicable federal securities Laws as of such date and (y) after the twelve-month anniversary of the Closing Date upon request of a Purchaser who is not an “affiliate” (as defined under Rule 144 of the Securities Act) of the Company at the time of such request or during the three months prior to such request. The Company shall cooperate with such Purchaser to effect removal of such legend and shall deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with (1) either a customary representation by the Purchaser that Rule 144 applies to the shares of Common Stock represented thereby or (2) a statement by the Purchaser that such Purchaser has sold the shares of Common Stock represented thereby in accordance with the plan of distribution contained in the registration statement filed pursuant to the Registration Rights Agreement, and (B) the Company shall use its reasonable best efforts to cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act.

Section 10.9 Entire Agreement. The Transaction Documents, including all exhibits and schedules thereto, are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Company or a Purchaser set forth herein or therein. The Transaction Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter (other than nondisclosure and confidentiality agreements between the Company and the Purchasers signed in anticipation of an equity financing in the Company).

Section 10.10 Governing Law and Venue; Waiver of Jury Trial; Waiver of Certain Damages.

(a) THIS AGREEMENT, THE NOTES AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT, THE NOTES OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION AND DELIVERY, WHETHER IN CONTRACT, TORT OR OTHERWISE, WILL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(b) ANY ACTION, SUIT OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL ONLY BE BROUGHT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT, AND EACH PARTY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH ACTION, SUIT OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; PROVIDED, HOWEVER, THAT ANY ACTION, SUIT OR PROCEEDING, SEEKING TO ENFORCE A FINAL JUDGMENT RENDERED IN SUCH COURT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION. PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. WITHOUT LIMITING THE FOREGOING, SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 10.7 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR DISPUTE DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE

OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL ACTIONS, SUITS AND PROCEEDINGS THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY REPRESENTS AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION 10.10. IN THE EVENT OF LITIGATION THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, ..pdf or other electronic transmission) and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute the same Agreement.

Section 10.12 Obligations Limited to Parties to Agreement. Each of the Parties covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and the Company shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under the Transaction Documents or under any documents or instruments delivered in connection therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and the Company under the Transaction Documents or any documents or instruments delivered in connection therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 10.13 Remedies. The Parties agree that money damages or another remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief including, without limitation, specific performance without bond or other security being required.

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

COMPANY: PAR PACIFIC HOLDINGS, INC.

By:	/s/ William Pate

Name:	William Pate

Title:	President and Chief Executive Officer

PURCHASERS: EGI INVESTORS, L.L.C.

By:	/s/ Jonathan D. Wasserman

Name:	Jonathan D. Wasserman

Title:	Vice President

Address:

2 N. Riverside Plaza, #600
Chicago, IL 60606

Facsimile:	312-454-0335 (Financial Services)

HIGHBRIDGE INTERNATIONAL LLC By: Highbridge Capital Management, LLC, its trading manager

By:	/s/ Jason Hempel

Name:	Jason Hempel

Title:	Managing Director

Address:

40 West 57th Street, 32nd Floor
New York, NY 10019

Facsimile:

Signature page to Note Purchase Agreement

HIGHBRIDGE TACTICAL CREDIT & CONVERTIBLES MASTER FUND, L.P. By: Highbridge Capital Management, LLC, its trading manager

By:	/s/ Jason Hempel

Name:	Jason Hempel

Title:	Managing Director

Address:

40 West 57th Street, 32nd Floor
New York, NY 10019

Facsimile:

Signature page to Note Purchase Agreement

Schedule 2.1

PURCHASERS, COMMITMENT FEES AND NOTES PURCHASE PRICE

Name Purchaser	Amount to be Funded	Commitment Fee	Principal Amount of Notes
EGI Investors, L.L.C.	$35,000,000	$1,842,105	$36,842,105
Highbridge International LLC	$11,700,000	615,790	$12,315,790
Highbridge Tactical Credit & Convertibles Master Fund, L.P.	$3,300,000	$173,685	$3,473,685
Total	$50,000,000	$2,631,580	$52,631,580